Exhibit 99.1 ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 October 17, 2003

ZIONS BANCORPORATION BOARD AUTHORIZES STOCK BUYBACK
AND DECLARES REGULAR QUARTERLY DIVIDEND

SALT LAKE CITY, October 17, 2003 – Zions Bancorporation (Nasdaq: ZION) announced today that at a regular meeting of its board of directors, the board authorized the company to repurchase $50 million of company stock. This supercedes all previous buyback authorizations made by the board.

The board also declared a regular quarterly dividend of $0.30 per common share payable November 26, 2003 to shareholders of record on November 12, 2003.

Investor information about Zions Bancorporation can be accessed on the Internet at www.zionsbancorporation.com. The Company’s common shares are traded on The Nasdaq Stock Market under the symbol “ZION.”

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